Filed Pursuant to Rule 424(b)(3)

File No. 333-257394

ForeStructured Growth Contract

ForeStructured Growth Advisory Contract

Issued by

Forethought Life Insurance Company

Supplement dated November 22, 2022 to the

Prospectus dated April 29, 2022

In the prospectus, under the “Appendix A: State Variations” section, the table is deleted and replaced with the following:

State	Feature/Benefit	Variation
California	Nursing Home Waiver; Terminal Illness Waiver	The nursing home waiver and terminal illness waiver offered under the Contract are not available to California residents at this time.
Connecticut	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
Florida	Annuity Payments	The full Contract Value applied to an Annuity Option is not reduced for Withdrawal Charges or a Market Value Adjustment.
Right to Examine

If for any reason you are not satisfied with your Contract, simply return it within 21 days after you receive it if the Contract is not a replacement, or within 30 days after you receive it if the Contract is a replacement, with a written request for cancellation that indicates your tax-withholding instructions.

Georgia	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
Hawaii	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
Idaho	Right to Examine

If for any reason you are not satisfied with your Contract, simply return it within 20 days after you receive it if the Contract is not a replacement, or within 30 days after you receive it if the Contract is a replacement, with a written request for cancellation that indicates your tax-withholding instructions.

Illinois	Market Value Adjustment	The Minimum Non-Forfeiture Amount is the minimum amount under the Contract available for a full withdrawal of Contract Value, payable as a Death Benefit, or applied to an Annuity Option.

Filed Pursuant to Rule 424(b)(3)

File No. 333-257394

Louisiana	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
Maryland	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
Massachusetts	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
Minnesota	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
Missouri	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
	Market Value Adjustment	The Minimum Non-Forfeiture Amount is the minimum amount under the Contract available for a full withdrawal of Contract Value, payable as a Death Benefit, or applied to an Annuity Option.
Nevada	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
New Hampshire	Indexed Strategies	New Hampshire only allows one-year strategies. The six year strategies offered under the Contract are not available to New Hampshire residents at this time.
	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
North Carolina	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
Oklahoma	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed

Filed Pursuant to Rule 424(b)(3)

File No. 333-257394

request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
Rhode Island	Right to Examine

If for any reason you are not satisfied with your Contract, simply return it within 20 days after you receive it if the Contract is not a replacement, or within 30 days after you receive it if the Contract is a replacement, with a written request for cancellation that indicates your tax-withholding instructions.

When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.

Texas	Right to Examine

If for any reason you are not satisfied with your Contract, simply return it within 20 days after you receive it if the Contract is not a replacement, or within 30 days after you receive it if the Contract is a replacement, with a written request for cancellation that indicates your tax-withholding instructions.

Suspension of Payments, Performance Lock Requests, or Reallocations

We may suspend or delay the payment of Death Benefits and withdrawals, the calculation of Annuity Payments, Performance Lock requests, and reallocations when We cannot calculate a Strategy Contract Value due to the New York Stock Exchange being closed (other than customary weekend and holiday closings).

If a value for a Strategy Interim Value cannot be obtained on any day due to any of these circumstances, We will use the Strategy Interim Value on the first succeeding Valuation Day the value is available, unless the Strategy Interim Value cannot be obtained each of the eight scheduled Valuation Days immediately following the scheduled Valuation Day. In that case, the eighth scheduled Valuation Day shall be deemed to be the Valuation Day, notwithstanding the fact that such day the Strategy Interim Value cannot be obtained, and We shall determine the level of the Index as of the Valuation Time on that eighth scheduled Valuation Day in accordance with the formula for and method of calculating the Index last in effect prior to the occurrence of the first Valuation Day the Strategy Interim Value could not be obtained, notwithstanding the fact that the value for the Index was available on such date.

Utah	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.

Filed Pursuant to Rule 424(b)(3)

File No. 333-257394

Market Value Adjustment

The MVA amount is the MVA Percentage multiplied by the portion of the Withdrawal Amount that exceeds the Free Withdrawal Amount that is deducted from each Strategy Contract Value. The MVA is not applicable to amounts withdrawn from the One Year Fixed Strategy Value. The Withdrawal Amount that exceeds the Free Withdrawal Amount deducted from each Strategy Contract Value and the One Year Fixed Strategy Value is in the proportion that each Strategy Contract Value and the One Year Fixed Strategy Contract Value bears to the total Contract Value immediately before that withdrawal.

Virginia	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
Washington	Market Value Adjustment

The MVA amount is the MVA Percentage multiplied by the portion of the Withdrawal Amount that exceeds the Free Withdrawal Amount that is deducted from each Strategy Contract Value. The MVA is not applicable to amounts withdrawn from the One Year Fixed Strategy Value. The Withdrawal Amount that exceeds the Free Withdrawal Amount deducted from each Strategy Contract Value and the One Year Fixed Strategy Value is in the proportion that each Strategy Contract Value and the One Year Fixed Strategy Contract Value bears to the total Contract Value immediately before that withdrawal.

West Virginia	Right to Examine	When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.
Wyoming	Right to Examine

If for any reason you are not satisfied with your Contract, simply return it within 30 days after you receive it if the Contract is not a replacement, or within 30 days after you receive it if the Contract is a replacement, with a written request for cancellation that indicates your tax-withholding instructions.

When you return the Contract during the right to examine period, we will process your refund within two Valuation Days from the Valuation Day we receive your properly completed request to cancel in Good Order and pay you the Premium Payment less any withdrawal proceeds taken.

This Supplement Should Be Retained with the Prospectus for Future Reference.

FSG-112222